Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Christopher M. Farage - Vice President, Communications & External Affairs	216-896-2750
cfarage@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2013 Second Quarter Sales, Net Income and Earnings per Share

•	Diluted earnings per share reach $1.19

•	Company maintains fiscal 2013 earnings outlook

CLEVELAND, January 18, 2013 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2013 second quarter ended December 31, 2012. Fiscal 2013 second quarter sales of $3.07 billion were essentially flat compared with $3.11 billion in the prior year quarter. Acquisitions contributed 4 percent to sales which was largely offset by a reduction in organic sales, particularly internationally. Net income was $181.1 million compared with $242.3 million in the second quarter of fiscal 2012, primarily reflecting reduced organic sales volume. Fiscal 2013 second quarter earnings per diluted share were $1.19 compared with $1.56 in the prior year quarter. Cash flow from operations for the first six months of fiscal 2013 was $347.3 million, or 5.5 percent of sales, compared with $563.4 million, or 8.9 percent of sales for the first six months of fiscal 2012. Cash flow from operations for the first six months of fiscal 2013 included a $225.6 million discretionary contribution to the company's pension plan. Excluding this discretionary contribution, cash flow from operations as a percent of sales was 9.1 percent for the first six months of fiscal 2013.

“We performed well in the second quarter considering continued economic weakness across all the regions we operate in,” said Chairman, CEO and President, Don Washkewicz. “Although economic conditions may improve, we continued to take prudent actions to strengthen profitability and cash flow as we enter the second half of the year, including cost reduction initiatives and adjustments to planned capital expenditures.”

Segment Results
In Industrial North America, second quarter sales increased 1.2 percent to $1.2 billion, and operating income was $183.9 million compared with $195.7 million in the same period a year ago.

In Industrial International, second quarter sales decreased 4.1 percent to $1.17 billion, and operating income was $123.4 million compared with $165.9 million in the same period a year ago.

In Aerospace, second quarter sales increased 6.5 percent to $528.7 million, and operating income was $52.2 million compared with $70.3 million in the same period a year ago.

In Climate and Industrial Controls, second quarter sales decreased 18.3 percent to $170.2 million, reflecting the impact of a business divestiture, and operating income was $8.1 million compared with $9.8 million in the same period a year ago.

Orders
Parker reported a decrease of 2 percent in orders for the quarter ending December 31, 2012, compared with the same quarter a year ago. The company reported the following orders:

•	Orders declined 6 percent in Industrial North America compared with the same quarter a year ago.

•	Orders declined 5 percent in Industrial International compared with the same quarter a year ago.

•	Orders increased 14 percent in Aerospace on a rolling 12-month average basis.

•	Orders increased 1 percent in Climate and Industrial Controls compared with the same quarter a year ago.

Outlook
For the fiscal year ending June 30, 2013, the company has maintained guidance for earnings from continuing operations in the range of $6.15 to $6.75 per diluted share. Fiscal 2013 guidance includes an expected year-over-year increase in domestic qualified pension expense of approximately $0.35 per diluted share due to accounting regulations which require the use of a lower discount rate based on current market conditions.

Washkewicz added, “Following the natural, annual cycle of our business, we anticipate that the second half of our fiscal year will be stronger than the first half. In addition, ongoing actions to reduce costs and maintain cash flow should position us for a strong finish to fiscal year 2013.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2013 second quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for
e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2012, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 60,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 56 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com or its investor information web site at www.phstock.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Industrial North America, Industrial International, and Climate and Industrial Controls, and the year-over-year 12-month rolling average of orders for Aerospace.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

				Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2012
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2012	2011	2012	2011

Net sales	$3,065,495	$3,106,832	$6,280,430	$6,340,713
Cost of sales	2,421,972	2,381,322	4,899,419	4,795,764
Gross profit	643,523	725,510	1,381,011	1,544,949
Selling, general and administrative expenses	381,100	368,690	762,222	755,156
Interest expense	24,216	23,769	47,725	46,990
Other (income), net	(24,422)	(5,896)	(27,623)	(7,729)
Income before income taxes	262,629	338,947	598,687	750,532
Income taxes	81,515	96,604	177,625	210,031
Net income	181,114	242,343	421,062	540,501
Less: Noncontrolling interests	152	1,577	359	2,717
Net income attributable to common shareholders	$180,962	$240,766	$420,703	$537,784

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.21	$1.59	$2.82	$3.55
Diluted earnings per share	$1.19	$1.56	$2.77	$3.47

Average shares outstanding during period - Basic	149,001,273	150,960,202	149,143,561	151,699,614
Average shares outstanding during period - Diluted	152,198,704	154,717,211	152,018,025	155,024,479

Cash dividends per common share	$0.41	$0.37	$0.82	$0.74

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2012	2011	2012	2011
Net sales
Industrial:
North America	$1,197,705	$1,183,352	$2,463,752	$2,388,169
International	1,168,961	1,218,812	2,345,851	2,507,927
Aerospace	528,656	496,505	1,069,739	993,997
Climate & Industrial Controls	170,173	208,163	401,088	450,620
Total	$3,065,495	$3,106,832	$6,280,430	$6,340,713
Segment operating income

Industrial:
North America	$183,914	$195,738	$411,106	$418,965
International	123,434	165,940	275,205	374,159
Aerospace	52,172	70,262	114,070	138,899
Climate & Industrial Controls	8,130	9,823	29,840	29,615
Total segment operating income	367,650	441,763	830,221	961,638
Corporate general and administrative expenses	45,401	46,136	85,168	104,152
Income before interest expense and other expense	322,249	395,627	745,053	857,486
Interest expense	24,216	23,769	47,725	46,990
Other expense	35,404	32,911	98,641	59,964
Income before income taxes	$262,629	$338,947	$598,687	$750,532

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2012
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$497,635	$838,317	$487,984
Accounts receivable, net	1,802,405	1,992,284	1,828,117
Inventories	1,515,325	1,400,732	1,452,664
Prepaid expenses	152,477	137,429	129,439
Deferred income taxes	127,905	129,352	144,819
Total current assets	4,095,747	4,498,114	4,043,023
Plant and equipment, net	1,844,643	1,719,968	1,691,162
Goodwill	3,295,141	2,925,856	2,879,169
Intangible assets, net	1,367,978	1,095,218	1,101,020
Other assets	857,852	931,126	613,210
Total assets	$11,461,361	$11,170,282	$10,327,584

Liabilities and equity
Current liabilities:
Notes payable	$510,006	$225,589	$78,375
Accounts payable	1,073,233	1,194,684	1,069,503
Accrued liabilities	810,546	911,931	821,335
Accrued domestic and foreign taxes	94,475	153,809	150,896
Total current liabilities	2,488,260	2,486,013	2,120,109
Long-term debt	1,509,238	1,503,946	1,659,434
Pensions and other postretirement benefits	1,704,349	1,909,755	838,644
Deferred income taxes	128,892	88,091	147,123
Other liabilities	301,633	276,747	306,371
Shareholders' equity	5,325,717	4,896,515	5,158,126
Noncontrolling interests	3,272	9,215	97,777
Total liabilities and equity	$11,461,361	$11,170,282	$10,327,584

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2012
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2012	2011

Cash flows from operating activities:
Net income	$421,062	$540,501
Depreciation and amortization	163,827	164,131
Stock incentive plan compensation	46,527	44,462
Net change in receivables, inventories, and trade payables	102,612	(94,532)
Net change in other assets and liabilities	(408,895)	(75,129)
Other, net	22,205	(16,017)
Net cash provided by operating activities	347,338	563,416
Cash flows from investing activities:
Acquisitions (net of cash of $33,160 in 2012 and $6,802 in 2011)	(621,716)	(13,652)
Capital expenditures	(140,221)	(96,897)
Proceeds from sale of plant and equipment	14,173	11,179
Proceeds from sale of business	68,569	—
Other, net	(7,765)	(14,498)
Net cash (used in) investing activities	(686,960)	(113,868)
Cash flows from financing activities:
Net payments for common stock activity	(101,160)	(308,747)
Acquisition of noncontrolling interests	(1,072)	(76,893)
Net proceeds from (payments for) debt	168,712	(1,089)
Dividends	(123,328)	(119,031)
Net cash (used in) financing activities	(56,848)	(505,760)
Effect of exchange rate changes on cash	55,788	(113,270)
Net decrease in cash and cash equivalents	(340,682)	(169,482)
Cash and cash equivalents at beginning of period	838,317	657,466
Cash and cash equivalents at end of period	$497,635	$487,984